Exhibit 99.1

767 Third Ave
New York NY 10017



[GRAPHIC OMITTED][GRAPHIC OMITTED]
LEXINGTON PRECISION CORPORATION


FOR IMMEDIATE RELEASE
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LEXINGTON PRECISION COMMENCES EXCHANGE OFFER FOR SENIOR SUBORDINATED NOTES

NEW YORK, July 10, 2002 - Lexington Precision Corporation (OTC: LEXP) announced today that it has commenced an exchange offer to holders of record of its 12 3/4% Senior Subordinated Notes as of July 1, 2002. The exchange offer will expire at 12:00 midnight on August 7, 2002, unless extended by the company.

Under the terms of the exchange offer, tendering holders of the 12 3/4% Senior Subordinated Notes will receive new 11 1/2% Senior Subordinated Notes, due August 1, 2007, in a principal amount equal to the sum of the principal amount of 12 3/4% Senior Subordinated Notes tendered plus the accrued interest thereon for the period August 1, 1999, through April 30, 2002. Accrued interest would total $350.625 for each $1,000 principal amount of 12 3/4% Senior Subordinated Notes tendered. If all of the 12 3/4% Senior Subordinated Notes are tendered, and the exchange offer is completed, $9,611,000 of accrued interest would be converted into new 11 1/2% Senior Subordinated Notes.

Interest on the new 11 1/2% Senior Subordinated Notes will accrue from May 1, 2002. Interest for the three-month period ended July 31, 2002, will be paid on the date of issuance of the 11 1/2% Senior Subordinated Notes; thereafter, interest will be payable quarterly on each November 1, February 1, May 1, and August 1.

Holders of the 11 1/2% Senior Subordinated Notes will also receive a participation fee equal to $22.20 for each $1,000 principal amount of 11 1/2% Senior Subordinated Notes. The participation fee will be payable in three equal installments on September 30, 2002, December 31, 2002, and March 31, 2003.

Each $1,000 principal amount of 11 1/2% Senior Subordinated Notes will be issued with warrants to purchase 10 shares of common stock at a price of $3.50 per share at any time during the period from January 1, 2004,

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767 Third Ave
New York NY 10017


through August 1, 2007. Prior to January 1, 2004, the warrants will not be detachable from, and will be transferable only as a unit with, the 11 1/2% Senior Subordinated Notes.

The new exchange offer is a component of a comprehensive financial restructuring plan that would also involve an extension of the company's 10 1/2% Senior Note and 14% Junior Subordinated Notes and a refinancing of the company's senior, secured credit facilities. The completion of the new exchange offer will be subject to a number of conditions precedent, including the refinancing of the company's other debt on satisfactory terms.

The completion of the new exchange offer is also subject to the condition that at least 99% of the aggregate principal amount of the 12 3/4% Senior Subordinated Notes is tendered for exchange and not withdrawn. If the exchange offer is completed, the company does not presently intend to pay principal or accrued interest in respect of untendered 12 3/4% Senior Subordinated Notes.

The exchange offer reflects an agreement in principle that the company has reached with the four largest holders of its 12 3/4% Senior Subordinated Notes. The four holders control in the aggregate, $20,490,000 principal amount of the 12 3/4% Senior Subordinated Notes, or 74.7% of the $27,412,000 outstanding.

Lexington Precision Corporation manufactures rubber and metal components, which are used primarily by manufacturers of automobiles, automotive replacement parts, and medical devices.

Contact:  Warren Delano (212) 319-4657